As filed with the Securities and Exchange Commission on June 9, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

First Trust Senior Floating Rate Income Fund II

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

First Trust Exchange-Traded Fund VIII

(the “Trust”)

Supplement To the Proxy Statement and Prospectus and
Statement of Additional Information

Relating to the Reorganization (the “Reorganization”)

of

First Trust Senior Floating Rate Income Fund II (the “Target Fund”)

into

First Trust Flexible Income ETF (the “Acquiring Fund”)

Dated June 9, 2026

Notwithstanding anything to the contrary in the Proxy Statement and Prospectus or the Statement of Additional Information Relating to the Reorganization, the paragraph under the Q&A “How will the Reorganization impact ongoing fees and expenses?” is deleted in its entirety and replaced with the following:

Shareholders of the Target Fund are expected to experience a reduction in overall expenses, with the Acquiring Fund charging a unitary fee starting at an annual rate of 0.75% compared to the Target Fund’s total annual expense ratio on Managed Assets of 1.83% as of March 31, 2026 (which translated into 2.17% on net assets) representing, based on expenses as of March 31, 2026, a reduction in the total expense ratio of 1.08% on Managed Assets (and 1.42% on net assets). Additionally, First Trust has agreed to waive a portion of its annual unitary management fee for the Acquiring Fund in the amount of 0.10% (the “Fee Waiver”) through the twelve month anniversary of the Closing Date, resulting in a unitary fee at an annual rate of 0.65% through the twelve month anniversary of the Closing Date. With the Fee Waiver, the above-referenced expected reduction in the total expense ratio would increase to 1.18% on Managed Assets (and 1.52% on net assets) for such twelve month period following the Closing Date. The Fee Waiver applies to the annual unitary management fee only, and not to any other Acquiring Fund expenses such as acquired fund fees or extraordinary expenses. See “The Reorganization—Synopsis—Fees and Expenses.”

Notwithstanding anything to the contrary in the Proxy Statement and Prospectus, a new fifth bullet point is added under the section entitled “Synopsis — Background and Reasons for the Proposed Reorganization” which states the following:

On June 8, 2026, First Trust agreed to waive a portion of its annual unitary management fee for the Acquiring Fund in the amount of 0.10% (the “Fee Waiver”), through the twelve month anniversary of the Closing Date. The Fee Waiver applies to the annual unitary management fee only, and not to any other Acquiring Fund expenses such as acquired fund fees or extraordinary expenses. Such Fee Waiver is expected to provide shareholders of the Target Fund even greater cost savings as a result of the Reorganization than as discussed above for such twelve month period;

Notwithstanding anything to the contrary in the Proxy Statement and Prospectus, the sixth and seventh paragraphs of the section entitled “Management of the Funds — Investment Advisors and Portfolio Managers” is deleted in its entirety and replaced with the following:

Pursuant to the Investment Management Agreement between First Trust and the Target Fund, First Trust currently receives a monthly fee calculated at an annual rate of 0.75% of the Target Fund’s Managed Assets (which translated into 0.90% of net assets). First Trust also provides fund reporting services to the Target Fund for a flat annual fee in the amount of $10,000. Pursuant to an investment management agreement between First Trust and the ETF Trust, on behalf of the Acquiring Fund (the “Investment Management Agreement”), First Trust will manage the Acquiring Fund’s assets and pays Stonebridge for its services as sub-advisor to the Acquiring Fund. First Trust is paid an annual unitary management fee by the Acquiring Fund equal to 0.75% of the Acquiring Fund’s average daily net assets and is responsible for the Acquiring Fund’s expenses, including the cost of transfer agency, custody, fund administration, legal, audit and other services, but excluding fee payments under the Investment Management Agreement, interest, taxes, acquired fund fees and expenses, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, distribution and service fees payable pursuant to a Rule 12b-1 plan, if any, and extraordinary expenses. Additionally, First Trust has agreed to the Fee Waiver through the twelve month anniversary of the Closing Date. The Fee Waiver applies to the annual unitary management fee only, and not to any other Acquiring Fund expenses such as acquired fund fees or extraordinary expenses.

As approved by the ETF Trust’s Board of Trustees, the management fee paid to First Trust will be reduced at certain levels of Acquiring Fund net assets (“breakpoints”). See the SAI to this Proxy Statement/Prospectus for more information on the breakpoints. During any period in which the Fee Waiver is in effect, the Acquiring Fund will not be eligible for any breakpoint discounts described in this Proxy Statement/Prospectus or the SAI to this Proxy Statement/Prospectus.

Notwithstanding anything to the contrary in the Proxy Statement and Prospectus, the first two paragraphs of the section entitled “Fees and Expenses” is deleted in its entirety and replaced with the following:

The following table sets forth the fees and expenses of investing in shares of the Target Fund and the Acquiring Fund. Expenses for the Target Fund are based on operating expenses of the Target Fund as of March 31, 2026. As the Acquiring Fund has not yet commenced operations as of the date of this Proxy Statement/Prospectus, the fees and expenses shown for the Acquiring Fund are pro forma estimates based on its unitary fee structure. Investors may pay other fees, such as brokerage commissions and other fees to financial intermediaries, which are not reflected in the table and example below.

	Target Fund Based on Managed Assets	Target Fund Based on Net Assets	Acquiring Fund based on Net Assets (pro forma)
Shareholder Fees (fees paid directly from your investment)
Maximum Sales Charge (Load) Imposed on Purchases (as a percentage of offering price)	None(1)	None(1)	None(2)
Annual Fund Operating Expenses (expenses that you pay each year as a percentage of the value of your investment)
Management Fees	0.75%(3)	0.89%(4)	0.75%(5)
Dividend Reinvestment Plan Fees	0.00%	0.00%	0.00%
Distribution and Service (12b-1) Fees	None	None	None
Interest Payments on Borrowed Funds	0.90%	1.07%(4)	0.00%
Other Expenses	0.18%	0.21%(4)	0.00%
Total Annual Fund Operating Expenses	1.83%	2.17%(4)	0.75%
Fee Waiver	0.00%	0.00%	0.10%(6)
Total Annual Fund Operating Expenses After Fee Waiver	1.83%	2.17%(4)	0.65%

________________

(1)	As a closed-end fund, the Target Fund trades on the NYSE and does not charge a sales load or a redemption fee. When buying or selling Target Fund shares, investors will incur customary brokerage commissions and charges.
(2)	As an ETF, the Acquiring Fund will trade on the NYSE Arca and does not charge a sales load or a redemption fee on individual shares. When buying or selling Acquiring Fund shares, investors will incur customary brokerage commissions and charges. Purchasers of Creation Units of the Acquiring Fund and shareholders redeeming Creation Units of the Acquiring Fund must pay a standard creation or redemption transaction fee.
(3)	The management fee of the Target Fund is based on the “Managed Assets” of the Target Fund, which means the total asset value of the Target Fund minus the sum of the Fund’s liabilities other than the principal amount of borrowings. Accordingly, “Managed Assets” includes assets of the Target Fund obtained through the use of leverage.
(4)	Based on Target Fund average daily net assets for the fiscal year-to-date period ended March 31, 2026.
(5)	The management fee of the Acquiring Fund is based on the Acquiring Fund’s average daily net assets.
(6)	First Trust Advisors L.P., the Acquiring Fund’s investment advisor, has agreed to waive a portion of its annual unitary management fee for the Acquiring Fund in the amount of 0.10%, at least through the twelve month anniversary of the Closing Date. The Fee Waiver applies to the annual unitary management fee only, and not to any other Acquiring Fund expenses such as acquired fund fees or extraordinary expenses.

Example

The following example is intended to help you compare the costs of investing in the shares of the Acquiring Fund on a pro forma basis following the Reorganization with the costs of investing in the Target Fund. An investor would pay the following expenses on a $10,000 investment that is held for the time periods provided in the table, assuming that all dividends and other distributions are reinvested and that operating expenses remain the same. The example also assumes a 5% annual return. The example assumes that the Fee Waiver will be terminated following the twelve month anniversary of the Closing Date. The example should not be considered a representation of future expenses or returns. Actual expenses may be greater or lesser than those shown, whether you hold or sell your shares.

	1 Year	3 Years	5 Years	10 Years
Target Fund (based on Managed Assets)	$186	$576	$990	$2,148
Target Fund (based on net assets)	$220	$679	$1,164	$2,503
Acquiring Fund (based on net assets) (pro forma)	$66	$230	$407	$921

Notwithstanding anything to the contrary in the Statement of Additional Information Relating to the Reorganization, the third, fourth and fifth paragraphs of the section entitled “Management of the Fund — Investment Advisor” are deleted in their entirety and replaced with the following:

Pursuant to an investment agreement between First Trust and the Trust, on behalf of the Fund (the “Investment Management Agreement”), First Trust manages the investment of the Fund’s assets and oversees the Sub-Advisor’s investment of a portion of the Fund’s assets, and is responsible for paying all expenses of the Fund, excluding the fee payments under the Investment Management Agreement, interest, taxes, acquired fund fees and expenses, if any, brokerage commissions and other expenses connected with the execution of portfolio transactions, distribution and service fees payable pursuant to a Rule 12b-1 plan, if any, and extraordinary expenses. The Fund has agreed to pay First Trust an annual unitary management fee equal to 0.75% of its average daily net assets. Additionally, First Trust has agreed to waive a portion of its annual unitary management fee for the Acquiring Fund in the amount of 0.10% (the “Fee Waiver”) through the twelve month anniversary of the Closing Date. The Fee Waiver applies to the annual unitary management fee only, and not to any other Acquiring Fund expenses such as acquired fund fees or extraordinary expenses.

Under the Investment Management Agreement, First Trust shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon the investigation and research made by any other individual, firm or corporation, if such recommendation shall have been selected with due care and in good faith, except loss resulting from willful misfeasance, bad faith, or gross negligence on the part of First Trust in the performance of its obligations and duties, or by reason of its reckless disregard of its obligations and duties. The Investment Management Agreement terminates automatically upon assignment and is terminable at any time without penalty as to the Fund by the Board of Trustees, including a majority of the Independent Trustees, or by vote of the holders of a majority of the Fund’s outstanding voting securities on 60 days’ written notice to First Trust, or by First Trust on 60 days’ written notice to the Fund.

As approved by the Trust’s Board of Trustees, the management fee paid to the Advisor will be reduced at certain levels of Fund net assets (“breakpoints”) and calculated pursuant to the schedule below:

Management Fee	Breakpoints
0.75000%	Fund net assets up to and including $2.5 billion
0.73125%	Fund net assets greater than $2.5 billion up to and including $5 billion
0.71250%	Fund net assets greater than $5 billion up to and including $7.5 billion
0.69375%	Fund net assets greater than $7.5 billion up to and including $10 billion
0.67500%	Fund net assets greater than $10 billion

During any period in which the Fee Waiver is in effect, the Fund will not be eligible for the breakpoint discounts described above.

Please Keep this Supplement with Your Proxy Statement and Prospectus and the Statement of Additional Information Relating to the Reorganization for Future Reference